Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-228608, 333-156144, 333-153080, 333-118269, 333-87775, 333-188447, 333-110243, 333-264538, and 333-49106 on Form S-8 of our reports dated February 14, 2024, relating to the consolidated financial statements of Louisiana-Pacific Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
February 14, 2024